EXHIBIT 99.1

Global Self Storage Reports Third Quarter 2024 Results

Peer-Leading Same-Store Revenue, Occupancy and NOI Growth Driven by Operational Excellence

Millbrook, NY – November 8, 2024 – Global Self Storage, Inc. (NASDAQ: SELF), a real estate investment trust that owns, operates, manages, acquires, and redevelops self-storage properties, reported results for the third quarter ended September 30, 2024. All comparisons are to the same year-ago period unless otherwise noted.

Q3 2024 Highlights

•
Total revenues increased 3.6% to a record $3.2 million.
•
Net income increased 336% to a record $1.2 million or $0.10 per diluted share from $271,000 or $0.02 per diluted share.
•
Same-store revenues increased 3.6% to a record $3.2 million.
•
Same-store net operating income (NOI), a non-GAAP term, increased 6.3% to $2.0 million.
•
Same-store occupancy at September 30, 2024 was 91.5% compared to 89.8% at September 30, 2023 as the company optimized rental revenue.
•
Same-store average tenant duration of stay at September 30, 2024 was approximately 3.4 years, increasing from approximately 3.3 years as of September 30, 2023.
•
Funds from operations (FFO) was about the same at $1.1 million or $0.10 per diluted share (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).
•
Adjusted FFO (AFFO), a non-GAAP term, increased 2.2% to $1.2 million or $0.10 per diluted share.
•
Maintained and covered quarterly dividend of $0.0725 per common share.
•
Capital resources total approximately $25.1 million, comprised of $6.9 million in cash, cash equivalents and restricted cash and $3.2 million in marketable securities as of September 30, 2024. $15 million remains available under the company’s revolving credit facility.
•
Extended $15 million revolving credit facility with Huntington National Bank for another three years with fourth-year extension option. Supports the pursuit of growth through potential acquisitions, joint ventures, and property expansions.

First Nine Months 2024 Highlights

•
Total revenues increased 1.4% to $9.3 million.
•
Net income increased 10.8% to $2.0 million or $0.18 per diluted share.

•
Same-store revenues increased 1.5% to $9.3 million.
•
Same-store NOI decreased 0.7% to $5.7 million.
•
FFO decreased 11.5% to $2.9 million or $0.26 per diluted share.
•
AFFO decreased 8.5% to $3.1 million or $0.28 per diluted share.
•
Maintained and covered three quarterly dividends totaling $0.2175 per common share.

Dividend

On September 3, 2024, the company declared a quarterly dividend of $0.0725 per share, consistent with the quarterly dividend for the year-ago period and previous quarter. The quarterly distribution represents an annualized dividend rate of $0.29 per share.

Company Objective

The objective of Global Self Storage is to increase value over time for the benefit of its stockholders. Toward this end, the company will continue to execute its strategic business plan, which includes funding acquisitions, either directly or through joint ventures, and expansion projects at its existing properties. The company's board of directors regularly reviews the strategic business plan, with emphasis on capital formation, debt versus equity ratios, dividend policy, use of capital and debt, FFO and AFFO performance, and optimal cash levels.

The management of Global Self Storage believes that the company's continued operational performance and capital resources position it well to continue executing its strategic business plan.

Management Commentary

“In Q3, our same-store revenue growth led our peer group of publicly traded self-storage REITs,” stated Global Self Storage president and CEO, Mark C. Winmill. “We also led our peer group in same-store occupancy growth and NOI growth despite a continuing competitive move-in rate environment.

“We attribute these peer leading results to our targeted digital and local marketing activities that are combined with our operational excellence and professional competitive pricing strategies. These initiatives resulted in overall same-store occupancy at the end of the third quarter increasing by a peer-leading 170 basis points to a 91.5% occupancy rate at the end of the third quarter.

“This occupancy growth is even more impressive when considering that our marketing expenses decreased by 5.4% in the third quarter versus the same year-ago period. It truly underscores the efficiency and effectiveness of our well-tuned marketing strategies.

“Our third quarter results also reflect the benefits our newly designed website that we relaunched in Q4 of last year. The redesigned site features an enhanced user interface designed for better visitor engagement and greater attention to our now more than 3,200 tenant reviews that highlight the superior tenant value we deliver.

“To further strengthen this positive message, during the third quarter we launched a new video reviews section on the customer reviews page of our website. We believe our reviews are a valuable asset that demonstrates the strength of our highly effective customer-focused management approach. Our reviews consistently reflect a high level of satisfaction, with an average rating of more than 4.8 out of 5 stars.

“While our commitment to exceptional customer service and innovative marketing strategies help garner positive reviews, we believe more importantly these efforts also help us attract high-quality tenants who tend to store with us longer than the industry average. In fact, at the close of the third quarter, our peer-leading same-store average tenant duration of stay was approximately 3.4 years, an increase from approximately 3.3 years a year ago.

“We remain confident that our professional management techniques will continue to maximize revenue and NOI growth in our self storage portfolio. We also believe our pleasant, clean, safe and hassle-free rental process delivers the best customer experience in the industry, and that our proven marketing strategies will continue to draw high-quality tenants that drive favorable stockholder returns.

“Our strong balance sheet—which includes capital resources totaling approximately $25.1 million—enables us to pursue growth through self-storage property acquisitions, joint ventures, and expansion of existing properties. We continue to explore opportunities in secondary and tertiary markets in select regions of the U.S. and non-U.S. markets. These markets continue to experience limited supply growth as well as less competition from other professionally managed self-storage operators.

“Looking ahead, we expect to continue to integrate new technologies that enable us to maximize revenue. We also plan to take further steps to control expenses. We currently believe these efforts will have a positive effect in the current quarter and make an even more meaningful impact in 2025 and beyond.

“We will remain focused especially on opportunities where we can apply our professional management techniques to optimize occupancy, revenue generation and NOI. Our strong track record of operational performance—even under challenging economic conditions—positions us well to execute our strategic business plan and continue to build value for our stockholders over the long term.”

Q3 2024 Financial Summary

Total revenues increased 3.6% to $3.2 million in the third quarter of 2024, with the increase due primarily to increases in occupancy and existing tenant rates under the company’s proprietary revenue rate management program. The increase was partially offset by lower move-in rental rates which were in line with lower rates across U.S. markets.

Total operating expenses increased 2.9% to $2.33 million compared to $2.26 million in the same year-ago period. The increase was attributable to an increase in general and administrative expenses which resulted from an increase in professional fees and employment costs. The increase in total operating expenses was partially offset by a decrease in store-level operating expenses.

Operating income increased 5.4% to $873,000, as compared to $829,000 in the same period last year, which was primarily due to increased total revenues combined with decreased store operating expenses.

Net income increased to $1.2 million or $0.10 per diluted share from $271,000 or $0.02 per diluted share in the same year-ago period. Contributing to the increase was an unrealized gain in marketable equity securities compared to an unrealized loss in the same year-ago period.

Capital resources totaled approximately $25.1 million, comprised of $6.9 million in cash, cash equivalents and restricted cash and $3.2 million in marketable securities as of September 30, 2024, and $15 million remains available under the company’s revolving credit facility.

Q3 2024 Same-Store Results

As of September 30, 2024, the company owned 12 same-store properties and managed one third party owned property, and there were no non-same-store properties.

For the third quarter of 2024, same-store revenues increased 3.6% to $3.2 million compared to the same period last year.

Same-store cost of operations decreased 0.8% to $1.15 million compared to $1.16 million in the same period last year. This decrease in same-store cost of operations was due primarily to decreased expenses for real estate property taxes, and to a lesser extent decreased expenses for repairs and maintenance, administrative, marketing and utilities.

Same-store NOI increased 6.3% to $2.0 million compared to $1.9 million in the same period last year. The increase was primarily due to an increase in revenues and a decrease in cost of operations.

Same-store occupancy at September 30, 2024 increased to 91.5% from 89.8% at September 30, 2023.

Same-store average duration of tenant stay at September 30, 2024 was approximately 3.4 years compared to approximately 3.3 years at September 30, 2023.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

Q3 2024 Operating Results

Net income in the third quarter of 2024 increased to $1.2 million or $0.10 per diluted share from $271,000 or $0.02 per diluted share in the third quarter of 2023.

Property operations expense decreased to $1.15 million from $1.16 million in the same period last year.

General and administrative expenses increased to $762,000 from $684,000 in the same period last year.

Business development costs decreased to $2,012 for the quarter from $5,903 in the same period last year.

Interest expense increased to $259,000 from $213,000 in the year-ago period. This increase was attributable to the change in fair value of the interest rate cap and the decrease in cash settlements under the interest rate cap.

FFO was consistent at $1.1 million or $0.10 per diluted share for the quarter and in the same period last year.

AFFO increased 2.2% to$1.2 million or $0.10 per diluted share compared to AFFO of $1.1 million or $0.10 per diluted share in the same period last year.

First Nine Months 2024 Financial Summary

For the first nine months of 2024, total revenues increased 1.4% to $9.3 million, as compared to $9.2 million in the same period last year. This increase was due primarily to increased occupancies and increases in existing tenant rates under the company’s revenue rate management program.

Total operating expenses in the first nine months of 2024 increased 6.8% to $7.2 million, as compared to $6.8 million in the same period last year.The increase was primarily attributable to an increase in store level expenses and general and administrative expenses. The increase in store level operating expenses was due primarily to increased expenses for employment costs and property insurance.

Operating income decreased 13.6% to $2.1 million in the first nine months of 2024, as compared to $2.4 million in the same period last year.

Net income was $2.0 million or $0.18 per diluted share in the first nine months of 2024, as compared to $1.8 million or $0.16 per diluted share in the same period last year.

First Nine Months 2024 Same-Store Results

For the first nine months of 2024, same-store revenues increased 1.5% to $9.3 million compared to $9.2 million in the same period last year. This increase was due primarily to increased occupancies and increases in existing tenant rates under the company’s revenue rate management program.

Same-store cost of operations in the first nine months increased 5.4% to $3.6 million compared to $3.4 million in the same period last year. This increase in same-store cost of operations was due primarily to increased expenses for direct store costs, and to a lesser extent expenses for employment, landscaping, administrative, real estate property tax and lien administration. The increase in same-store cost of operations was partially offset by decreased repairs and maintenance, utilities and marketing expenses.

Same-store NOI decreased 0.7% to $5.74 million in the first nine months of 2024, compared to $5.78 million in the same period last year. The decrease was primarily due to more muted revenue growth and increased cost of operations.

For a reconciliation of net income to same-store NOI see, “Reconciliation of GAAP Net Income to Same-Store Net Operating Income,” below.

First Nine Months 2024 Operating Results

Net income in the first nine months of 2024 increased to $2.0 million or $0.18 per diluted share from$1.8 million or $0.16 per diluted share in the first nine months of 2023.

Property operations expense increased to $3.6 million in the first nine months of 2024 from $3.4 million in the same period last year.

General and administrative expenses increased to $2.5 million in the first nine months of 2024 from $2.2 million in the same period last year.

Business development costs decreased to $4,287 in the first nine months of 2024 compared to $11,152 in the same period last year.

Interest expense for the first nine months of 2024 increased to $676,000 from $620,000 in the year-ago period. This increase was attributable to the change in fair value of the interest rate cap. The increase in interest expense was partially offset by cash settlements under the interest rate cap as well as lower interest payments under the company’s term loan agreement.

FFO in the first nine months of 2024 decreased 11.5% to $2.9 million or $0.26 per diluted share, compared to FFO of $3.2 million or $0.29 per diluted share in the same period last year.

AFFO in the first nine months of 2024 decreased 8.5% to $3.1 million or $0.28 per diluted share, compared to AFFO of $3.4 million or $0.30 per diluted share in the same period last year.

Q3 2024 and First Nine Months FFO and AFFO (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$1,181,657	$270,758	$2,039,337	$1,841,369
Eliminate items excluded from FFO:
Unrealized (gain) loss on marketable equity securities	(499,283)	411,969	(403,935)	165,266
Depreciation and amortization	409,227	409,245	1,225,290	1,224,624
FFO attributable to common stockholders	1,091,601	1,091,972	2,860,692	3,231,259
Adjustments:
Compensation expense related to stock-based awards	74,207	44,720	218,136	126,428
Business development	2,012	5,903	4,287	11,152
AFFO attributable to common stockholders	$1,167,820	$1,142,595	$3,083,115	$3,368,839

Earnings per share attributable to common stockholders - basic	$0.11	$0.02	$0.18	$0.17
Earnings per share attributable to common stockholders - diluted	$0.10	$0.02	$0.18	$0.16
FFO per share - diluted	$0.10	$0.10	$0.26	$0.29
AFFO per share - diluted	$0.10	$0.10	$0.28	$0.30

Weighted average shares outstanding - basic	11,101,705	11,048,877	11,087,613	11,041,578
Weighted average shares outstanding - diluted	11,159,187	11,090,674	11,127,016	11,084,684

Additional Information

Additional information about the company’s third quarter of 2024 results, including financial statements and related notes, is available on Form 10-Q as filed with the U.S. Securities and Exchange Commission and posted to the investor relations section of the company’s website.

About Global Self Storage

Global Self Storage is a self-administered and self-managed REIT that owns, operates, manages, acquires, and redevelops self-storage properties. The company’s self-storage propertiesare designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, the company owns and/or manages 13 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, South Carolina, and Oklahoma.

For more information, go to ir.globalselfstorage.us or visit the company’s customer site at www.globalselfstorage.us. You can also follow Global Self Storage on X, LinkedIn and Facebook.

Non-GAAP Financial Measures

Funds from Operations (“FFO”) and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. The Company also excludes changes in unrealized gains or losses on marketable equity securities. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the Company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

Adjusted FFO (“AFFO”) and AFFO per share are non-GAAP measures that represent FFO and FFO per share excluding the effects of stock-based compensation, business development, capital raising, and acquisition related costs and non-recurring items, which we believe are not indicative of the Company’s operating results. AFFO and AFFO per share are not a substitute for net income or earnings per share. AFFO is not a substitute for GAAP net cash flow in evaluating our liquidity or ability to pay dividends, because it excludes financing activities presented on our statements of cash flows. We present AFFO because we believe it is a helpful measure in understanding our results of operations insofar as we believe that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of our ongoing operating results. We also believe that the analyst community considers our AFFO (or similar measures using different terminology) when evaluating us. Because other REITs or real estate companies may not compute AFFO in the same manner as we do, and may use different terminology, our computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies. However, the Company believes that to further understand the performance of its stores, AFFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the Company’s financial statements.

We believe net operating income or “NOI” is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, we believe the investment community utilizes NOI in determining operating performance and real estate values and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating our operating results.

Same-Store Self Storage Operations Definition

We consider our same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on our assessment of market-specific data, is representative of similar self storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. We believe that same-store results are useful to investors in evaluating our performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions, or new ground-up developments. At September 30, 2024, we owned 12 same-store properties and zero non same-store properties. The Company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to, variances in occupancy, rental revenue, operating expenses, and NOI, stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions, or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the Company’s stores as a whole.

Cautionary Note Regarding Forward Looking Statements

Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the company, which may cause the company’s actual results to be materially different from those expressed or implied by such statements. The company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the company’s examination of historical operating trends and estimates of future earnings, are based upon the company’s current expectations and various assumptions. The company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the company’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. The company undertakes no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the company may be changed at any time without notice.

Company Contact:

Thomas O’Malley

Chief Financial Officer

Global Self Storage

Tel (212) 785-0900, ext. 267

tomalley@globalselfstorage.us

Investor Contact:

Ron Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7566

Email Contact

GLOBAL SELF STORAGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Real estate assets, net	$54,318,370	$55,481,220
Cash and cash equivalents	6,762,074	6,921,779
Restricted cash	165,060	106,767
Investments in securities	3,178,964	2,775,029
Accounts receivable	127,428	169,410
Prepaid expenses and other assets	803,115	629,196
Line of credit issuance costs, net	215,567	50,801
Interest rate cap	10,768	50,881
Goodwill	694,121	694,121
Total assets	$66,275,467	$66,879,204
Liabilities and equity
Note payable, net	$16,495,142	$16,901,219
Accounts payable and accrued expenses	1,719,109	1,731,958
Total liabilities	18,214,251	18,633,177
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.01 par value: 50,000,000 shares authorized; no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized; 11,267,253 shares and 11,153,513 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	112,673	111,535
Additional paid in capital	49,446,018	49,229,020
Accumulated deficit	(1,497,475)	(1,094,528)
Total stockholders' equity	48,061,216	48,246,027
Total liabilities and stockholders' equity	$66,275,467	$66,879,204

GLOBAL SELF STORAGE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS and COMPREHENSIVE INCOME

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues
Rental income	$3,070,871	$2,968,263	$8,967,371	$8,857,845
Other property related income	111,618	103,676	323,957	293,788
Management fees and other income	17,787	18,435	52,026	62,712
Total revenues	3,200,276	3,090,374	9,343,354	9,214,345
Expenses
Property operations	1,153,947	1,163,064	3,556,232	3,374,379
General and administrative	762,000	683,629	2,457,551	2,172,965
Depreciation and amortization	409,227	409,245	1,225,290	1,224,624
Business development	2,012	5,903	4,287	11,152
Total expenses	2,327,186	2,261,841	7,243,360	6,783,120
Operating income	873,090	828,533	2,099,994	2,431,225
Other income (expense)
Dividend and interest income	68,703	66,906	211,030	194,960
Unrealized gain (loss) on marketable equity securities	499,283	(411,969)	403,935	(165,266)
Interest expense	(259,419)	(212,712)	(675,622)	(619,550)
Total other expense, net	308,567	(557,775)	(60,657)	(589,856)
Net income and comprehensive income	$1,181,657	$270,758	$2,039,337	$1,841,369
Earnings per share
Basic	$0.11	$0.02	$0.18	$0.17
Diluted	$0.10	$0.02	$0.18	$0.16
Weighted average shares outstanding
Basic	11,101,705	11,048,877	11,087,613	11,041,578
Diluted	11,159,187	11,090,674	11,127,016	11,084,684

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s consolidated statements of operations for the periods indicated (unaudited):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Net income	$1,181,657	$270,758	$2,039,337	$1,841,369
Adjustments:
Management fees and other income	(17,787)	(18,435)	(52,026)	(62,712)
General and administrative	762,000	683,629	2,457,551	2,172,965
Depreciation and amortization	409,227	409,245	1,225,290	1,224,624
Business development	2,012	5,903	4,287	11,152
Dividend and interest	(68,703)	(66,906)	(211,030)	(194,960)
Unrealized (gain) loss on marketable equity securities	(499,283)	411,969	(403,935)	165,266
Interest expense	259,419	212,712	675,622	619,550
Total same-store net operating income	$2,028,542	$1,908,875	$5,735,096	$5,777,254

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
Same-store revenues	$3,182,489	$3,071,939	$9,291,328	$9,151,633
Same-store cost of operations	1,153,947	1,163,064	3,556,232	3,374,379
Total same-store net operating income	$2,028,542	$1,908,875	$5,735,096	$5,777,254